EXHIBIT 23





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the incorporation by reference in Registration Statement Nos. 2-86602, 33-15775, 33-37567, 33-45482, 333-01465, 333-63442, 333-71384,
333-81063 and 333-111364 on Form S-8 and Registration Statement Nos. 33-59582, 333-90996-02 and 333-90996-13 on Form S-3 of CBRL Group, Inc. and subsidiaries of our reports dated September 23, 2005, relating to the consolidated financial statements of CBRL Group, Inc. and subsidiaries, and management's report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of CBRL Group, Inc. and subsidiaries for the year ended July 29, 2005.





/s/DELOITTE & TOUCHE LLP

Nashville, Tennessee
September 26, 2005